Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 25, 2005, except for Note 5, for which the date is March 1, 2005, relating to the consolidated financial statements of EuroTel L.L.C., which appears in D&E Communications’ Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Kiesling Associates LLP

Colorado Springs, Colorado

May 26, 2006